Exhibit 10.4

Patent License Agreement
Agreement No. PM1504101

This Patent License Agreement is between the Licensor and the Licensee identified below (collectively, “Parties”, or singly, “Party”).

No binding agreement between the Parties will exist until this Patent License Agreement has been signed by both Parties. Unsigned drafts of this Patent License Agreement shall not be considered offers.

Background

Licensor owns or controls Patent Rights. Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Patent Rights. Licensor has determined that such use, development, and commercialization of the Patent Rights is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Patent Rights developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

Certain Patent Rights covered by the Patent License Agreement were assigned to Board of Regents of the University of Texas System by Dow Global Technologies Inc.

The University of Texas at Austin, on behalf of the Board of Regents of the University of Texas System, has entered an Inter-Institutional Agreement with The University of Texas Health and Science Center San Antonio to provide The University of Texas at Austin rights to license certain jointly owned Patent Rights covered by the Patent License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

The Terms and Conditions of Patent License attached hereto as Exhibit A are incorporated herein by reference in their entirety (the “Terms and Conditions”). In the event of a conflict between provisions of this Patent License Agreement and the Terms and Conditions, the provisions in this Patent License Agreement shall govern. Unless defined in this Patent License Agreement, capitalized terms used in this Patent License Agreement shall have the meanings given to them in the Terms and Conditions.

The section numbers used in the left hand column in the table below correspond to the section numbers in the Terms and Conditions.

1. Definitions
Effective Date	Date of last signature below.
Licensor	The University of Texas at Austin, on behalf of the Board of Regents of the University of Texas System, an agency of the State of Texas, whose address is 3925 W. Braker Lane, Suite 1.9A (R3500), Austin, Texas 78759.

Licensee	Lung Therapeutics, Inc., a Texas corporation, with its principal place of business at 7500 Rialto Boulevard, Ste. 250, Austin, Texas 78735
Contract Year and Contract Quarters

(Check one box to correspond with Licensee fiscal year and quarters)

☐Contract Year is 12-month period ending on December 31 and Contract Quarters are 3-month periods ending on March 31, June 30, Sept. 30, Dec. 31.
OR
☐ Other: Contract Year is 12-month period ending on (specify): [month and day]; Contract Quarters are 3-month periods ending on (specify): [month and day, Q1], [month and day, Q2], [month and day, Q3], [month and day, Q4]

Territory	Worldwide
Field	“Exclusive Field” for Patent Rights listed in Exhibit B “Limited Exclusive Field” for Patent Rights listed in Exhibit C
Patent Rights	See Exhibit B “Exclusive Patent Rights” and Exhibit C “Limited Exclusive Patent Rights”
USPTO Entity Status as of Effective Date	Check one box: ☐ Small ☐ Large
2.4. Diligence Milestones
Milestones and deadlines	Milestone Events	Deadlines
	1. Before the first anniversary of the Effective Date, Licensee shall provide a detailed commercialization plan that must include a financing plan, and a timeline for bringing the first indication to market, including clinical trials and regulatory approval, plans for developing thin film freezing as a platform for clinical grade manufacturing, and plans for developing products or methods related to each of the Licensed Patents. Such commercialization plan must meet Licensor’s approval and such approval shall not be unreasonably withheld. The Patent License Agreement will be amended by mutual agreement to insert commercial diligence milestones based on this commercialization plan.	First anniversary of Effective Date.

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3. Compensation
3.1(a)	Patent expenses due on first anniversary of Effective Date subject to Sections 3.1(a), 6.1 and 6.5 in Terms and Conditions, and Special Provision 20.1	Amount and due date	Based on invoices received as of:
		$235,187.98	May 18, 2015
3.1(b)	Milestone fees	Milestone Events	Milestone Fees
		1. Submit IND (or foreign equivalent) on a first indication for a Licensed Product	$100,000
		2. Initiation of Phase II clinical trial (or foreign equivalent) on a first indication for a Licensed Product	$200,000
		3. Initiation of Phase III clinical trial (or foreign equivalent) on a first indication for a Licensed Product	$500,000
		4. Regulatory Approval in US (or foreign equivalent) on a first indication for a Licensed Product	$500,000
		5. FDA Granted Orphan Exclusivity Period	As set forth in Special Provision 202
3.1(c)	Scheduled license fee payments	$5,000 due on December 31, 2018 for the 2018 Contract Year $15,000 due on December 31 for each Contract Year thereafter

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3.1(d)	Sublicense Fees

40% of Non-Royalty Sublicensing Consideration from a Sublicense Agreement executed prior to submission of IND (or foreign equivalent);

25% of Non-Royalty Sublicensing Consideration from a Sublicense Agreement executed after IND submission but prior to initiation of Phase I clinical trial (or foreign equivalent);

15% of Non-Royalty Sublicensing Consideration from a Sublicense Agreement executed after initiation of Phase I clinical trial (or foreign equivalent), but prior to initiation of Phase II clinical trial (or foreign equivalent);

10% of Non-Royalty Sublicensing Consideration from a Sublicense Agreement executed after initiation of Phase II clinical trial (or foreign equivalent), but prior to initiation of Phase III clinical trial (or foreign equivalent);

7.5% of Non-Royalty Sublicensing Consideration from a Sublicense Agreement executed after initiation of Phase III clinical trial (or foreign equivalent), or first sale whichever comes earlier.

3.1(e)	Assignment fee	$100,000
3.1(f)	FDA Priority Review Voucher	25%
3.2	Running royalty rate (applies to Net Sales by Licensee, Affiliates and Sublicensees)	2%
18. Contact Information
	Licensee Contacts	Licensor Contacts

Contact for Notice:

Attn: Brian Windsor
7500 Rialto Boulevard, Ste. 250
Austin, Texas 78735
Phone: 512.872.7527
E-mail: bwindsor@lungtx.com

Accounting contact:

Attn: Brian Windsor
7500 Rialto Boulevard, Ste. 250
Austin, Texas 78735
Phone: 512.872.7527
E-mail: bwindsor@lungtx.com

Contact for Notice:

Attn: Contract Manager
3925 W. Braker Lane, Suite 1.9A (R3500)
Austin, TX 78759
Fax: 512.475.6894
Phone: 512.471.2995
E-mail: licensing@otc.utexas.edu

Payment and reporting contact:
Checks payable to “The University of Texas at Austin”

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Patent prosecution contact: Attn: Brian Windsor 7500 Rialto Boulevard, Ste. 250 Austin, Texas 78735 Phone: 512.872.7527 E-mail: bwindsor@lungtx.com

Attn: Accounting
3925 W. Braker Lane, Suite 1.9A (R3500)
Austin, TX 78759
Fax: 512.475.6894
Phone: 512.471.2995
E-mail: accounting@otc.utexas.edu

Patent prosecution contact:

Attn: Patents
3925 W. Braker Lane, Suite 1.9A (R3500)
Austin, TX 78759
Fax: 512.475.6894
Phone: 512.471.2995
E-mail: patents@otc.utexas.edu

For Licensor Administrative Purposes Only
Changes to Standard Form Terms and Conditions	1, 2.1, 2.3, 3,1, 3.2, 3.3, 3.4, 6.1, 6.5, 6.7, 9.1, 9.2, 20.1, 20.2

20.         Special Provision. The Parties hereby agree to the following special provisions set forth in this Section 20 with respect to this Patent License Agreement.

20.1       Past Patent Cost Reimbursement Opt Out Period

Licensee shall pay past patent expenses as set forth in Section 3.1(a) of the Terms and conditions, except that if Licensee elects to withdraw from paying patent costs for any particular Patent Rights as set forth in Section 6.5 of the Terms and Conditions before the first anniversary of the Effective Date, then Licensee shall not be required to pay the past patent expenses for such withdrawn Patent Rights. For the sake of clarity, the amount due at the first anniversary of the Effective Date shall survive termination.

20.2       FDA Granted Orphan Exclusivity Period Milestone Fee

If any drug is granted orphan designation by the FDA (e.g., as described in 21 CFR § 316) while that drug is a Licensed Product, then Licensee shall pay Licensor $9,625,000 (the “FDA Granted Orphan Exclusivity Period Milestone Fee”). Such amount will be paid to Licensor in two payments; the first payment of $875,000 is due when cumulative sales (less deductions otherwise specifically allowed in the definition of Net Product Sales) of the approved orphan drug in the territory in which Licensor is granted exclusivity by such designation (the “FDA Granted Orphan Exclusivity Territory”) reach $50,000,000 during the term of the exclusivity granted in such designation (the “Orphan Drug Exclusivity Term”); the second payment of $8,750,000 is due when cumulative sales of such orphan drug in the FDA Granted Orphan Exclusivity Territory reach $500,000,000 during the Orphan Drug Exclusivity Term. For the sake of clarity, payments shall be due only if the orphan drug has applicable sales in the FDA Granted Orphan Exclusivity Territory during the Orphan Drug Exclusivity Term.

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Royalties paid to Licensor from the sales of said orphan drug in the FDA Granted Orphan Exclusivity Territory may be credited once against a FDA Granted Orphan Exclusivity Period Milestone Fee payment. For example, if the orphan drug reaches $500,000,000 in cumulative sales in the FDA Granted Orphan Exclusivity Territory, and $750,000 in associated royalties were paid to Licensor, then such paid royalties may be credited against FDA Granted Orphan Exclusivity Period Milestone Fee, and $8,000,000 of the $8,750,000 payment would be due. Licensee’s obligation to pay the FDA Granted Orphan Exclusivity Period Milestone Fee shall survive Termination, but only apply during Orphan Drug Exclusivity Term. For the sake of clarity, if cumulative sales in the FDA Granted Orphan Exclusivity Territory reached $50,000,000, but $1,000 of the $50,000,000 in sales occurred after the Orphan Drug Exclusivity Term ended, then $0 of the $875,000 first payment would be due. For the sake of further clarity, the FDA Granted Orphan Exclusivity Period Milestone Fee shall be due for any and all drugs that are granted orphan designation by the FDA while those drugs are a Licensed Product, regardless of the prior payment of such fee for a different drug.

21.         No Other Promises and Agreements; Representation by Counsel. Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Patent License Agreement except those explicitly set forth herein and in the Terms and Conditions, and that Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Patent License Agreement and said Terms and Conditions.

22.         Deadline for Execution by Licensee. If this Patent License Agreement is executed first by the Licensor and is not executed by the Licensee and received by the Licensor at the address and in the manner set forth in Section 18 of the Terms and Conditions within 30 days of the date of signature set forth under the Licensor’s signature below, then this Patent License Agreement shall be null and void and of no further effect.

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Patent License Agreement.

LICENSOR: THE UNIVERSITY OF TEXAS AT AUSTIN ON BEHALF OF THE BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		LICENSEE: Lung Therapeutics, Inc.

By:	/s/ Daniel W. Sharp	By:	/s/ Brian Windsor

Daniel W. Sharp, J.D.		Brian Windsor

Associate Vice President for Research and Director, Office of Technology Commercialization		CEO

Date:	July 8, 2015	Date:	July 8, 2015

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EXHIBIT A
Terms and Conditions of Patent License

These Terms and Conditions of Patent License (“Terms and Conditions”) are incorporated by reference into the Patent License Agreement to which they are attached. All Section references in these Terms and Conditions shall be references to provisions in these Terms and Conditions unless explicitly stated otherwise.

1.	Definitions

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Agreement” means collectively (i) these Terms and Conditions, and (ii) the Patent License Agreement.

“Contract Quarter” means the three-month periods indicated as the contract Quarter in Section 1 of the Patent License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means the 12-month periods indicated as the Contract Year in Section 1 of the Patent License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Effective Date” means the date indicated as the Effective Date in Section 1 of the Patent License Agreement.

“Exclusive Field” means all fields.

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

“Field” means Limited Exclusive Field and/or Exclusive Field, as appropriate.

“Government” means any agency, department or other unit of the United States of America or the State of Texas.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Licensed Process” means a method or process whose practice or use is covered by a Valid Claim.

“Licensed Product” means any product or component (i) whose manufacture, use, sale, offer for sale or import is covered by any Valid Claim, or (ii) which is made using a Licensed Process or another Licensed Product.

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“Licensed Service” means performance of a service for any consideration using a Licensed Product, or the practice of a Licensed Process. For clarity, research and development of Licensed Products by Licensee, its Affiliates, or a Sublicensee does not constitute a Licensed Service.

“Licensee” means the Party identified as the Licensee in Section 1 of the Patent License Agreement.

“Licensor” means the Party identified as the Licensor in Section 1 of the Patent License Agreement.

“Limited Exclusive Field” means all fields except for the field of vaccines.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(b) of the Patent License Agreement.

“Net Product Sales” means the Gross Consideration from the Sale of Licensed Products less the following items directly attributable to the Sale of such Licensed Products that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.

Additionally, if Licensee, its Affiliates or Sublicensees use a Licensed Product or a Licensed Process for its own internal purposes or otherwise in a situation that does not involve a Sale for which a royalty is paid under Section 3.2, then Net Product Sales shall also include an amount equal to the customary sale price charged to a third party for the same Licensed Product or Licensed Process, except for a reasonable quantity used internally solely for testing or quality control purposes, marketing or demonstration purposes, or seeking governmental approval (e.g., U.S. Food and Drug Administration clinical trial). If there is no customary sale price, then the Net Product Sales shall be an amount equal to the Fair Market Value.

“Net Sales” means the total of Net Product Sales and Net Service Sales.

“Net Service Sales” means the Gross Consideration received from the Sale of Licensed Services less the following items, directly attributable to the Sale of such Licensed Services that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; and (c) other amounts actually refunded, allowed or credited due to rejections or re-works, but not exceeding the original invoiced amount.

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“Non-Royalty Sublicensing Consideration” means the Gross Consideration received by the Licensee or its Affiliate from a Sublicensee in consideration of the grant of a sublicense under the Patent Rights (including, without limitation, license or option or distribution fees, fees to maintain license rights, and bonus/milestone payments), but excluding amounts received as running royalties, a profit share, or other revenue sharing based on Net Product Sales or Net Service Sales for which Licensor receives a running royalty under Section 3.2. For the avoidance of doubt, Non-Royalty Sublicensing Consideration shall not include bona fide: (a) running royalties received by Licensee or an Affiliate based on Net Product Sales or Net Service Sales that are royalty-bearing to Licensor under Section 3.2, (b) purchase price for Licensee’s stock or other securities not in excess of Fair Market Value, and (iii) amounts paid and used exclusively for research and development of Licensed Products or Licensed Services by Licensee.

“Orphan Drug Exclusivity Term” means the time period described in 21 CFR § 316.31 when no other sponsor’s marketing application for the same drug for the same use or indication will be approved.

“Patent License Agreement” means the particular Patent License Agreement to which these Terms and Conditions are attached and incorporated into by reference.

“Patent Rights” means the Licensor’s rights in (a) the patents and patent applications listed in Section 1 of the Patent License Agreement; (b) all non-provisional patent applications that claim priority to any provisional application listed in Section 1 of the Patent License Agreement; and (c) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patents and/or patent applications, and all reissues, reexaminations, extensions of, and foreign counterparts; and (d) any patents that issue with respect to the aforesaid patent applications. From time to time during the term of the Agreement, upon written agreement by both parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

“Phase I” means a human clinical trial of a Licensed Product, including the initial introduction into humans, the principal purpose of which is to obtain sufficient information about the Product’s pharmacokinetics and pharmacological effects to permit the design of further clinical trials, and be generally consistent with 21 CFR § 312.21(a). Said trial may be conducted in any country.

“Phase II” means a human clinical trial of a Licensed Product the principal purpose of which is to make a preliminary determination that such Product is safe in a patient population for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and be generally consistent with 21 CFR § 312.21(b). Said trial may be conducted in any country.

“Phase M” means a human clinical trial of a Licensed Product, which trial is designed to: (a) establish that a Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; (c) support regulatory approval of such Licensed Product; and (d) be generally consistent with 21 CFR § 312.21(c). Said trial may be conducted in any country.

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“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights. Prosecution Counsel as of the Effective Date is identified in Section 1 of the Patent License Agreement.

“Quarterly Payment Deadline” means the day that is 30 days after the last day of any particular Contract Quarter.

“Regulatory Approval” means the approval by the Regulatory Authority needed for a particular national jurisdiction to market, sell and use a Licensed Product in that national jurisdiction.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, sale and use of a Licensed Product or Licensed Service in a particular national jurisdiction, including without limitation, the FDA, European Medicines Agency or Koseisho (i.e. the Japanese Ministry of Health and Welfare).

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products or Licensed Services for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Services will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any license rights of Licensee under the Agreement.

“Sublicense Fee” means the fee specified in Section 3.1(d) of the Patent License Agreement.

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patent Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Services within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Agreement.

“Territory” means the territory so indicated as the Territory in Section 1 of the Patent License Agreement.

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un¬appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

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2.	License Grant and Commercialization

2.1	Grant

(a)	For the Patent Rights listed in Exhibit B, Licensor grants to Licensee a royalty-bearing exclusive license under such Patent Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Exclusive Field in the Territory and to perform Licensed Services in the Exclusive Field in the Territory.

For the Patent Rights listed in Exhibit C, Licensor grants to Licensee:

1.	a royalty-bearing exclusive license to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Limited Exclusive Field in the Territory and to perform Licensed Services in the Limited Exclusive Field in the Territory, and

2.	a royalty-bearing non-exclusive license to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the field of vaccines the Territory and to perform Licensed Services in the field of vaccines the Territory. Both parties agree that Licensor can further license the Patent Rights listed in Exhibit C in the field of vaccines.

(b)	This grant is subject to (i) the payment by Licensee to Licensor of all consideration required under the Agreement, (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) rights retained by Licensor to:

1.	Publish the scientific findings from research related to the Patent Rights; and

2.	Manufacture, have manufactured, and use the Patent Rights for teaching, research, patient care, education, and other educationally-related purposes; and

3.	Grant rights to, and transfer material embodiments of, the Patent Rights to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above.

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(c)	Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by the Agreement to the same extent as Licensee. Licensee agrees to deliver such written agreement to Licensor within 30 calendar days following execution.

2.3	Sublicensing

Licensee has the right to grant Sublicense Agreements under the Patent Rights consistent with the terms of the Agreement, subject to the following:

(a)	A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the Sublicense Agreement applicable to the Agreement. In the event of termination of the Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(b)	Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)	Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee unless Licensee complies with the remaining provisions of this paragraph. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee. In the event of a Sublicensee breach, and if after a reasonable opportunity to cure as provided in any such Sublicense Agreement (not to exceed 30 days for a payment breach and 60 days for a non-payment breach), such Sublicensee fails to cure such Sublicensee breach, then the Licensee will terminate the Sublicense Agreement within 30 days thereafter, with copy of such written notice of termination to Licensor, unless agreed to in writing otherwise by Licensor.

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(d)	If Licensor (as represented by the actual knowledge of the responsible licensing professional in Licensor’s Office of Technology Commercialization responsible for administration of licensor case nos.: 5612 DOW and 5254 JOH) or a third party discovers and notifies Licensor that the Patent Rights are useful for an application covered by the Exclusive Field or Limited Exclusive Field, as appropriate, of use but for which Licensed Products or Licensed Services have not been developed or are not currently under development by Licensee (“New Use”), then Licensor, may give written notice to Licensee of such New Use and within ninety (90) days following Licensee’s receipt of Licensor’s notification, Licensee shall give written notice stating whether Licensee elects to develop Licensed Products or Licensed Services for the New Use.

If Licensee elects to develop and commercialize Licensed Products or Licensed Services for the New Use, Licensee shall submit a commercialization plan along with its election and thereafter include in future progress reports descriptions of Licensee’s commercialization efforts in developing Licensed Products or Licensed Services for the New Use pursuant to Section 4 herein.

If Licensee elects not to develop and commercialize Licensed Products or Licensed Services for the New Use, Licensor may refer third parties to Licensee who are willing to develop Licensed Products or Licensed Services for the New Use. If such third parties request a sublicense under this agreement, then the Licensee agrees to negotiate in good faith a Sublicense Agreement with any such third party consistent with the terms of Section 2.3.

If Licensee is unable or unwilling to enter into a Sublicense Agreement with any such third party on reasonable terms within sixty (60) days of the referral by Licensor, then Licensor shall have the right to grant to the third party license rights under the Patent Rights as Licensor deems necessary, in Licensor’s sole discretion, to serve the New Use, notwithstanding the exclusive license grant of section 2.1.

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2.4	Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to make Licensed Products or Licensed Services commercially available in the Field in the Territory. Without limiting the foregoing, Licensee will (a) maintain a reasonably funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program required to make License Products or Licensed Services commercially available, and (b) fulfill the milestone events specified in Section 2.4 of the Patent License Agreement by the deadlines indicated therein and (c) use diligent and commercially reasonable efforts to perform and complete the plans described in the annual report submitted pursuant to Section 4.2 (Annual Written Progress Report). If the obligations under this Section 2.4 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b).

3.	Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties except as explicitly set forth herein. Each payment will reference the Patent License Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices) of the Patent License Agreement.

3.1	Non-Royalty Payments due from Licensee

(a)	Patent Expenses. Licensee will reimburse Licensor for the past patent expenses stated in Section 3.1(a) of the Patent License Agreement by the first anniversary of the Effective Date, subject to Section 20.1 of the Patent License Agreement. The total amount of past patent expenses due at the first anniversary of the Effective Date shall be paid in five equal amounts due within 15 days of the first, second, third, fourth, and fifth anniversary of the Effective Date. The stated amount is the current estimate for past patent expenses based on invoices received by the Licensor through the stated date. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount. With respect to the past patent expenses of the Patent Rights listed in Exhibit C, payments received by Licensor for such past patent expenses from a third party licensee may reduce the amount payable by Licensee.

(b)	Milestone Fees. Licensee will pay Milestone Fees indicated in Section 3.1(b) and 20.2 of the Patent License Agreement by the Quarterly Payment Deadline for the Contract Quarter in which the milestone events set forth in Section 3.1(b) and 20.2 of the Patent License Agreement are achieved.

(c)	Scheduled License Fees. Licensee will pay license fees in the amounts set forth in Sections 3.1(c) of the Patent License Agreement in accordance with the stated schedule.

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(d)	Sublicense Fees. Licensee will pay Sublicense Fees indicated in Section 3.1(d) of the Patent License Agreement on or before the Quarterly Payment Deadline for the Contract Quarter.

(e)	Assignment Fee. Licensee will pay the assignment fee set forth in Section 3.1(e) of the Patent License Agreement within 15 days of the assignment of the Agreement.

(f)	FDA Priority Review Voucher: If Licensee receives a voucher under the FDA’s priority review voucher program, Licensee may sell or otherwise commercialize such voucher, if Licensee pays Licensor twenty-five percent (25%) of all proceeds related to the sale of such voucher within thirty (30) days after receipt of such proceeds.

3.2	Royalties

Licensee will pay a running royalty at the rate set forth in Section 3.2 of the Patent License Agreement on Net Sales in each Contract Quarter, payable on or before the Quarterly Payment Deadline for such Contract Quarter, subject to the following:

(a)	No more than one royalty shall be paid to Licensor hereunder with respect to the Sale of any one unit of Licensed Product or Licensed Service, whether or not more than one patent or Valid Claim is applicable to the Licensed Product or Licensed Service, or the development, manufacture, or performance thereof.

(b)	No royalty shall be payable under this Section 3.2 with respect to (i) Sales to an Affiliate or Sublicensee of a particular unit of Licensed Product that is used by such Affiliate or Sublicensee to perform a Licensed Service if Licensor is paid a royalty on the Sale of such Licensed Service, (ii) the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for re-sale purposes, provided Licensor is paid a royalty with respect to the re-sale, or (iii) payments that constitute Non-Royalty Sublicensing Consideration.

3.3	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be negotiated in good faith and timely agreed to by the Parties.

4.	Reports and Plans

The reports specified in thrs Section 4 will be sent to Licensors payment and reporting contact identified in Section 18 (Notices) of the Patent License Agreement. If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

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4.1	Quarterly Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report, certified by an officer of Licensee, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees (including copies of reports provided by Sublicensees and Affiliates to Licensee) during the preceding Contract Quarter under the Agreement as necessary for Licensor to account for Licensee’s payments hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. Licensee shall provide information in sufficient detail to enable the royalties payable hereunder to be determined and to calculate all of the amounts payable under the Agreement. The report shall include:

(a)	The name of the Licensee, the Patent License Agreement number, and the period covered by the report;

(b)	The name of any Affiliates and Sublicensees whose activities are also covered by the report;

(c)	Identification of each Licensed Product and Licensed Service for which any royalty payments have become payable;

(d)	Net Product Sales and Net Service Sales segregated on a product-by-product basis, and a country-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the Gross Consideration used to arrive at the resulting Net Product Sales and Net Service Sales, on a product-by-product and country-by-country basis;

(e)	The applicable royalty rate;

(f)	An affirmative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.1(b) were met or not, and the resulting Milestone Fee payable;

(g)	Non-Royalty Sublicensing Consideration received by Licensee segregated on a Sublicense-by-Sublicense basis, or an affirmative statement that none was received;

(h)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and

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(i)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

4.2	Annual Written Progress Report and Commercialization Plan

Within 45 days following the end of each Contract Year, Licensee will deliver to Licensor a true and accurate written progress report and commercialization plan, certified by an officer of Licensee, that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year to diligently commercialize Licensed Products and Licensed Services, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products and Licensed Services for the next Contract Year. The report shall also cover such activities by Affiliates and Sublicensees. The report shall contain the following information to the extent relevant to the activities under the Agreement:

(a)	The name of the Licensee, the Patent License Agreement number, the names of any Affiliates and Sublicensees, and the products and services being developed and/or commercialized;

(b)	The progress toward completing and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.1(b);

(c)	The research and development activities, including status and plans for obtaining any necessary governmental approvals, performed during the past year, and the plans for research and development activities for the next year; and

(d)	The marketing activities for the past year and planned for the next year, and Licensee’s internal estimate for Sales for the next year.

4.3	Government and Economic Development Reporting

If Licensor requests, Licensee will provide information for Licensor’s Government and economic development reporting purposes, including the following:

(a)	Number and geographic location of new full-time employees created during the past Contract Year; total number and geographic location of full-time employees of Licensee at the end of such Contract Year;

(b)	Dollar amount of new equity financing received by Licensee during the past Contract Year, and current capitalization, including number and class of outstanding securities;

(c)	Location and square footage of facilities; and

(d)	Other information required under Federal and state law.

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This information shall be treated as Licensee’s Confidential Information; provided that Licensor is entitled to combine such information with similar information from other Licensor licensees and publicly report such combined aggregate information, without identifying Licensee’s separate specific applicable numbers. If and when Licensee has more than 200 full-time employees, then no further economic development reports will be required from Licensee.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in the Patent License Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement number set forth at the beginning of the Patent License Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 of the Patent License Agreement and sent to the payment and reporting contact in Section 18 (Notices) of the Patent License Agreement.

5.2	Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensee may not make any tax withholdings from payments to Licensor, but Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3	Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to 1.0% per month (or the maximum allowed by law, if less).

5.4	Records

For a period of six years after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Net Service Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

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5.5	Auditing

Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least 30 days advance notice, to the extent necessary to verify any payment or report required under the Agreement. For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request, and Licensee will furnish to Licensor a copy of the findings from such audit. No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year. If any amounts due Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than 5% of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee. Further, whenever Licensee and/or its Affiliates and Sublicensees has its books and records audited by an independent certified public accountant, Licensee and/or its Affiliates and Sublicensees will, within 30 days of the conclusion of such audit, provide Licensor with a written statement of said auditor, setting forth the calculation of amounts due to Licensor over the time period audited, as determined from the books and records of the Licensee, Affiliate or Sublicensee; but said auditor does not need to give any audit opinion with said statement.

6.	Patent Expenses and Prosecution

6.1	Patent Expenses

Licensee shall pay for all past (subject to Section 20.1 of the Patent License Agreement) documented, out-of-pocket expenses incurred by Licensor for filing, prosecuting, enforcing, defending and maintaining Patent Rights and related patent searches through the Effective Date of the Agreement, including those identified in Section 3.1(a) of the Patent License Agreement, and all such future expenses incurred by Licensor, for so long as, and in such countries as the Agreement remains in effect. Licensee will pay all patent expenses (except for the payment called for under Section 3.1(a)), including past expenses (subject to Section 20.1 of the Patent License Agreement) that have not been invoiced as of the date indicated in Section 3.1(a) of the Patent License Agreement and future expenses, within 30 days after Licensee’s receipt of an invoice. At the election of Licensor, Licensee will either pay Prosecution Counsel directly for patent expenses or will reimburse Licensor for such patent expenses. Patent expense payment delinquencies (whether owed directly to Prosecution Counsel or to Licensor) will be considered a payment default under Section 7.3(a).

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6.2	Direction of Prosecution

Licensor will confer with Licensee to develop a strategy for the prosecution and maintenance of Patent Rights. Licensor will request that copies of all documents prepared by the Prosecution Counsel for submission to governmental patent offices be provided to Licensee for review and comment prior to filing, to the extent practicable under the circumstances. At its discretion, Licensor may allow Licensee to instruct Prosecution Counsel directly, provided, that (a) Licensor will maintain final authority in all decisions regarding the prosecution and maintenance of the Patent Rights, (b) Licensor may revoke this authorization to instruct Prosecution Counsel directly at any time, and (c) the Prosecution Counsel remains counsel to the Licensor with an appropriate contract (and shall not jointly represent Licensee unless requested by Licensee and approved by Licensor, and an appropriate engagement letter and conflict waiver are in effect). If Licensee wishes to instruct Prosecution Counsel directly or change Prosecution Counsel, Licensee may request to do so by following the Licensor’s procedures for such. Licensor reserves in its sole discretion the ability to change Prosecution Counsel and to approve or disapprove any requested changes by Licensee. The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will maintain as privileged all information received pursuant to this Section.

6.3	Ownership

All patent applications and patents will be in the name of Licensor (and any co-owner identified in Section 1 of the Patent License Agreement) and owned by Licensor (and such co-owner, if any). No payments due under the Agreement will be reduced as the result of co-ownership interests in the Patent Rights by Licensee or any other party.

6.4	Foreign Filings

In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time to reasonably enable the preparation of such additional filings, and in those foreign countries in which Licensor has filed applications prior to the Effective Date. If Licensee does not choose to pursue patent rights in a particular foreign country and Licensor chooses to do so, Licensor shall so notify Licensee and thereafter said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto. Licensor shall have the right to make alternative arrangements with Licensee for upfront payment of foreign patent expenses.

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6.5	Withdrawal from Paying Patent Costs

If at any time Licensee wishes to cease paying for any costs for any particular Patent Rights or for patent prosecution in a particular jurisdiction, Licensee must give Licensor at least 90 days prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period. Thereafter, said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

6.6	U.S. Patent and Trademark Office Entity Size Status

Licensee represents that as of the Effective Date the entity size status of Licensee in accordance with the regulations of the U.S. Patent and Trademark Office is as set forth in Section 1 of the Patent License Agreement. Licensee will inform Licensor in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

6.7	Extension of Patent Term

If a Licensed Product is eligible for extending the term of any patent in the Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or any European, Japanese, or other foreign counterparts of this law, then Licensee shall take all necessary steps with the appropriate regulatory authorities to apply in a timely manner for such an extension of the term for such patent. For example, such application must be made to the USPTO within sixty (60) days after the US FDA approves a commercial marketing application for said Licensed Product. Licensee shall prepare and file all documents needed for the application; and Licensee shall take all reasonable actions as may be appropriate to further obtain patent term extension. Licensor shall cooperate and sign such documents as may be reasonably requested by Licensee for the application.

Licensee shall keep Licensor informed as to Licensee’s efforts to prepare and file said application, including giving a written report within thirty (30) days after Licensee obtains the applicable marketing approval from the FDA (or foreign counterpart). If Licensee fails to make this required application, then Licensor shall have the option but not the obligation to do so; and if Licensor does elect to file the application, then Licensee shall cooperate and sign such documents as may be needed; and Licensee shall reimburse Licensor’s costs incurred for said application.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue until the last date of expiration or termination of the Patent Rights.

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7.2	Termination by Licensee

Licensee, at its option, may terminate the Agreement by providing Licensor written notice of intent to terminate, which such termination effective will be 90 days following receipt of such notice by Licensor.

7.3	Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Patent Rights, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within 30 days after delivery of written notice from Licensor; or

(b)	Licensee is in breach of any non-payment provision of the Agreement, and does not cure such breach within 60 days after delivery of written notice from Licensor; or

(c)	Licensor delivers notice to Licensee of three or more actual breaches of the Agreement in any 12-month period, even in the event that Licensee cures such breaches in the allowed period; or

(d)	Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such ,) proceeding or action.

7.4	Other Conditions of Termination

The Agreement will terminate:

(a)	Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination

If the Agreement is terminated for any reason:

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(a)	All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides Licensor with written notice thereof within 30 days after termination of the Agreement, then such Sublicense Agreement shall survive; and

(b)	Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Services by the effective date of termination; and

(c)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)	The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), 6.1 (Patent Expenses), and Section 20.2 of the Patent License Agreement shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

8.2	Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

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8.3	Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders (including, without limitation, The Texas Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). If the Agreement is not for all fields of use, then Licensor may disclose the Field to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

8.5	Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of five years thereafter.

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8.7	Exclusions

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)	Was already known by the recipient Party at the time of disclosure; or

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder.

9.	Infringement and Litigation

9.1	Notification

If either Licensee or Licensor’s designated office for technology commercialization becomes aware of any infringement or potential infringement of Patent Rights in the Field in the Territory, such Party shall give prompt written notice to the other Party of such infringement.

9.2	Enforcement Against Infringer.

Licensor shall have the right, but no obligation, to enforce the Patent Rights against any infringement by a third party. Licensor shall confer with Licensee and give due consideration to Licensee’s input concerning any such enforcement action. If an action is to be commenced, Licensor and Licensee will endeavor to reach mutual agreement as to how best (i) to prosecute, manage, and fund such action, and (ii) to allocate equitably any net recovery resulting from such action. Licensee is not entitled to commence any enforcement action against an infringer unless Licensor expressly approved in writing for Licensee to do so, which approval may not be unreasonably withheld. If an enforcement action is to be commenced, both Parties agree to cooperate fully with each other and to permit reasonable access to all relevant personnel, records, papers, information, samples, specimens, etc., relevant to the action.

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9.3	Cooperation between Licensor and Licensee

In any infringement suit or dispute, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities.

10.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

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11.	Representations and Disclaimers

11.1	Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner identified in Section 1 of the Patent License Agreement), (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

11.2	Government Rights

Licensee understands that Patent Rights may have been developed under a funding agreement with Government and, if so, that Government may have certain rights relative thereto. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail. Licensee agrees that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be manufactured substantially in the U.S., unless a written waiver is obtained in advance from the U.S. Government.

11.3	Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICES, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS. LICENSOR HAS NO OBLIGATION TO FURNISH TO LICENSEE ANY KNOW-HOW, TECHNOLOGY OR TECHNOLOGICAL INFORMATION.

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11.4	Licensee Representation

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (c) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in Section 1 of the Patent License Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in Section 1 of the Patent License Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.	Limit of Liability

IN NO EVENT SHALL LICENSOR, THE UNIVERSITY SYSTEM IT GOVERNS, ITS MEMBER INSTITUTIONS, INVENTORS, REGENTS, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE WILL NOT BE LIABLE TO LICENSOR FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITNE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

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13.	Indemnification

13.1	Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its member institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Agreement or the exercise or practice by or under authority of Licensee, its Affiliates or their Sublicensees, or third party wholesalers or distributors, or physicians, hospitals or other healthcare providers who purchase a Licensed Product, of the rights granted hereunder.

13.2	Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct by Licensor. Obligations to indemnify, and hold harmless under Section 13.1 are subject to: (a) to the extent authorized by the Texas Constitution and the laws of the State of Texas, and subject to the statutory duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to statutory duties of the Texas Attorney General, the Indemnified Party providing assistance reasonably requested by Licensee, at Licensee’s expense.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining regulatory approvals), and prior to any Licensed Service being performed by Licensee, an Affiliate, or by a Sublicensee, and for a period of five years after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have Licensor, the university system it governs, its member institutions, Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under the Agreement; and (iii) coverage for litigation costs.

14.2	Evidence of Insurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least 60 days prior to Licensee cancelling, not renewing, or materially changing such insurance.

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15.	Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of the Agreement. For any permitted assignment to be effective, (a) Licensee must be in good standing under this Agreement, (b) the Licensee must pay Licensor the assignment fee pursuant to Section 3.1(e), and (c) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.	Governmental Markings

16.1	Patent Markings

Licensee agrees that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly.

16.2	Governmental Approvals and Marketing of Licensed Products and or Licensed Services

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3	Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration; and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products and Licensed Services to the extent there is no conflict with United States law, in which case United States law will control.

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17.	Use of Name

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website, and internal reports without prior consent.

18.	Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in Section 18 of the Patent License Agreement (or as changed by written notice pursuant to this Section 18). Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.

Notices shall be provided to each Party as specified in the “Contact for Notice” address set forth in Section 18 of the Patent License Agreement. Each Party shall update the other Party in writing with any changes in such contact information.

19.	General Provisions

19.1	Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3	Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

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19.5	Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. and the State of Texas, without regard to choice of law and conflicts of law principles.

19.6	Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7	Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8	Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Section 1 of the Patent License Agreement (other than Licensee), then Licensee hereby agrees that the following provisions of these Terms and Conditions extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

19.9	Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10	Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

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19.11	Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12	Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

19.13	Grant of Security Interest

Licensee hereby grants to Licensor a security interest in and to Licensee’s rights under the Patent License Agreement, as collateral security for the payment by Licensee of any and all sums which may be owed from time to time by Licensee to Licensor. Licensor shall have all rights of a secured party as specified in the Texas Uniform Commercial Code relative to this security interest and the enforcement thereof. Licensee hereby authorizes Licensor to file with the appropriate governmental agencies appropriate UCC¬1 financing statements to evidence this security interest.

— END OF EXHIBIT A —

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EXHIBIT B
Exclusive Patent Rights

App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
Canada Serial No. 2,678,455 Filed on 08/14/2009	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (5175 WIL)	Keith P. Johnston Jason T. McConville Jay I. Peters True L Rogers Prapasri Sinswat Robert L. Talbert Jr. Alan B. Watts Robert O. Williams III	☐ Yes, w/ The University of Texas Health Science Center at San Antionio ☐ No	Parker Highlander
Patent No. 2124898 Issued in Germany, Spain, and Europe. Filed on 08/06/2009	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (5175 WIL)	Keith P. Johnston Jason T. McConville Jay I. Peters True L Rogers Prapasri Sinswat Robert L. Talbert Jr. Alan B. Watts Robert O. Williams III	☐ Yes, w/ The University of Texas Health Science Center at San Antionio ☐ No	Parker Highlander
US National Serial No. 12/522,774 Filed on 07/10/2009	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (5175 WIL)	Keith P. Johnston Jason T. McConville Jay I. Peters True L Rogers Prapasri Sinswat Robert L. Talbert Jr. Alan B. Watts Robert O. Williams III	☐ Yes, w/ The University of Texas Health Science Center at San Antionio ☐ No	Parker Highlander

35

App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
US Provisional Serial No. 60/884,383 Filed on 1/10/2007	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (5175 WIL)	Keith P. Johnston Jason T. McConville Jay I. Peters True L Rogers Prapasri Sinswat Robert L. Talbert Jr. Alan B. Watts Robert O. Williams III	☐ Yes, w/ The University of Texas Health Science Center at San Antionio ☐ No	Parker Highlander
Serial No. 14/621,337 Continuation of 12/522,774 Filed on 02/12/2015	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (5175 WIL)	Keith P. Johnston Jason T. McConville Jay I. Peters True L Rogers Prapasri Sinswat Robert L. Talbert Jr. Alan B. Watts Robert O. Williams III	☐ Yes, w/ The University of Texas Health Science Center at San Antionio ☐ No	Parker Highlander
Serial No. 2124898 Issued in France, and United Kingdom	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (5175 WIL)	Keith P. Johnston Jason T. McConville Jay I. Peters True L Rogers Prapasri Sinswat Robert L. Talbert Jr. Alan B. Watts Robert O. Williams III	☐ Yes, w/ The University of Texas Health Science Center at San Antionio ☐ No	Parker Highlander

36

App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
PCT/US2008/050795 Filed on 01/10/2008	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (5175 WIL)	Keith P. Johnston Jason T. McConville Jay I. Peters True L Rogers Prapasri Sinswat Robert L. Talbert Jr. Alan B. Watts Robert O. Williams III	☐ Yes, w/ The University of Texas Health Science Center at San Antionio ☐ No	Parker Highlander
US Serial No. 11/660,012 Filed on 08/15/2007	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (2802 WIL)

Robert O. Williams III

Keith P. Johnston

Jason T. McConville

Robert L. Talbert Jr.

David S. Burgess

Jay I. Peters

Brian D. Scherzer

Christopher J. Tucker

David A. Hayes

Ian B. Gilespie

James E. Hitt

Nicholas S. Beck

Paula C. Garcia

True L Rogers

Timothy J. Young

			☐ Yes, w/ The University of Texas Health Science Center at San Antionio Also subject to INT-27237603 with DOW ☐ No	Parker Highlander

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App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
US Serial No. 17/713,156 Continuation of 11/660,012 Filed on 05/15/2015	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (2802 WIL)

James E. Hitt

True L Rogers

Brian D. Scherzer

Ian B. Gilespie

Paula C. Garcia

Nicholas S. Beck

Christopher J. Tucker

Timothy J. Young

David A. Hayes

Robert O. Williams III

Keith P. Johnston

Jason T. McConville

Jay I. Peters

Robert L. Talbert Jr.

David S. Burgess

			☐ Yes, w/ The University of Texas Health Science Center at San Antionio Also subject to INT-27237603 with DOW ☐ No	Parker Highlander
PCT/US52005/030543	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (2802 WIL)

Robert O. Williams III

Keith P. Johnston

Jason T. McConville

Robert L. Talbert Jr.

David S. Burgess

Jay I. Peters

Brian D. Scherzer

Christopher J. Tucker

David A. Hayes

Ian B. Gilespie

James E. Hitt

Nicholas S. Beck

Paula C. Garcia

True L Rogers

Timothy J. Young

			☐ Yes, w/ The University of Texas Health Science Center at San Antionio Also subject to INT-27237603 with DOW ☐ No	Parker Highlander

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App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
US Provisional Serial No. 60/605,179 Filed on 8/27/2004	Enhanced Delivery of Immunosuppressive Drug Compositions for Pulmonary Delivery (2802 WIL)	Robert O. Williams III Keith P. Johnston Jason T. McConville	☐ ☐ No Also subject to INT-27237603 with DOW	Parker Highlander
US Serial No. 12/778,795 Filed on 05/12/2010 Continuation in Part of US Serial No. 12/371,573 Filed on 02/13/2009	Compositions and Methods of Making Brittle-Matrix Particles Through Blister Pack Freezing (5408 JOH)	Keith P. Johnston Jasmine Tam (Rowe) Alan B. Watts Joshua Engstrom (A petition was filed to add Robert O. Williams III)	☐ ☐ No	Parker Highlander
US Serial No. 10/639,361 Filed on 08/12/2003	Process for Production of Nanoparticles and Microparticles by Spray Freezing Into Liquid (5612 DOW)	Brian D. Scherzer Jonathan C. Evans James E. Hitt	☐ Yes, ☐ No, IP was assigned from DOW to The Board of Regents of The University of Texas per INT-27237603	Parker Highlander
Patent No. 4933732 Issued in Japan Filed on 08/12/2003	Drug Particles From Freezing onto a Surface (5612 DOW)	Brian D. Scherzer Jonathan C. Evans James E. Hitt	☐ Yes, ☐ No, IP was assigned from DOW to The Board of Regents of The University of Texas per INT-27237603	Parker Highlander

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App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
Patent No. 112782 Issued in Singapore Filed on 08/12/2003	Drug Particles From Freezing onto a Surface (5612 DOW)	Brian D. Scherzer Jonathan C. Evans James E. Hitt	☐ Yes, ☐ No, IP was assigned from DOW to The Board of Regents of The University of Texas per INT-27237603	Parker Highlander
PCT/US2003/025338 Filed on 08/12/2003	Drug Particles From Freezing onto a Surface (5612 DOW)	Brian D. Scherzer Jonathan C. Evans James E. Hitt	☐ Yes, ☐ No, IP was assigned from DOW to The Board of Regents of The University of Texas per INT-27237603	Parker Highlander
US Serial No. 62/156,052 Filed on 5/1/2015	Multidrug Brittle Matrix Compositions (6677 WIL and 6678 WIL)	Robert O. Williams III Alan B. Watts Jay I. Peters	☐ Yes, working with UTHSC-SA to get IIA in place ☐	Parker Highlander
US Serial No. 12/371,573 Filed on 2/13/2009	Templated Open Flocs of Anisotropic Particles for Enhanced Pulmonary Delivery (5312 JOH)	Joshua Engstrom Keith P. Johnston Jasmine Tam (Rowe) Robert O. Williams	☐ Yes, ☐ No	Parker Highlander
Canada Serial No. 2,723,314 Filed on 2/13/2009	Templated Open Flocs of Anisotropic Particles for Enhanced Pulmonary Delivery (5312 JOH)	Joshua Engstrom Keith P. Johnston Jasmine Tam (Rowe) Robert O. Williams	☐ Yes, ☐ No	Parker Highlander
Australia Issued Patent No. 2009214443 Filed on 2/13/2009	Templated Open Flocs of Anisotropic Particles for Enhanced Pulmonary Delivery (5312 JOH)	Joshua Engstrom Keith P. Johnston Jasmine Tam (Rowe) Robert O. Williams	☐ Yes, ☐ No	Parker Highlander

40

App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
Europe Serial No. 09709833.9 Filed on 9/13/2010	Templated Open Flocs of Anisotropic Particles for Enhanced Pulmonary Delivery (5312 JOH)	Joshua Engstrom Keith P. Johnston Jasmine Tam (Rowe) Robert O. Williams	☐ Yes, ☐ No	Parker Highlander
US Serial No. 61/028,218 Filed on 2/13/2008	Non-Settling Flocs for Surfactant-Free Enhanced Pulmonary Delivery with Pressurized Metered Dose Inhalers (5312 JOH)	Joshua Engstrom Keith P. Johnston Jasmine Tam (Rowe) Robert O. Williams	☐ Yes, ☐ No	Parker Highlander
PCT/US2009/034162 Filed on 2/13/2009	Tern plated Open Flocs of Anisotropic Particles for Enhanced Pulmonary Delivery (5312 JOH)	Joshua Engstrom Keith P. Johnston Jasmine Tam (Rowe) Robert O. Williams	☐ Yes, ☐ No	Parker Highlander

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EXHIBIT C
Limited Exclusive Patent Rights

App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
US Divisional Instructed on 01/13/14	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom Robert O. Williams	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Europe Serial No. 08771657.7 Filed on 01/22/2010	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom Robert O. Williams	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
US Serial No. 12/665,386 Issued US Patent No. 8,968,786 Filed on 12/18/2009	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom Robert O. Williams	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Serial No. 14/603,211 Filed on 01/22/2015 Divisional of US Serial No. 12/665,386 Filed on 12/18/2009	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom Robert O. Williams	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
US Provisional Serial No. 60/945,737 Filed on 6/22/2007	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Canada Serial No. 2,691,531 Filed on 12/22/2009	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Japan Serial No. 2010-513468 Filed on 02/19/2010	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

42

App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
PCT/US2008/067766 Filed on 06/20/2008	Formation of Stable Submicron Peptide or Protein Particles by Thin Film Freezing (5254 JOH)	Keith P. Johnston Joshua Engstrom	☐ Yes, ☐ No	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

43